EXHIBIT 99

ALISO VIEJO, Calif., January 29, 2008 -- XsunX, Inc. (OTC Bulletin Board: XSNX -
News), a solar technology Company engaged in the build-out of its multi-megawatt thin film photovoltaic (TFPV) solar manufacturing facilities, announced the release today of a report providing a detailed, unbiased analysis of the Company's competitive position relative to incumbent PV-technologies and immediate competing products.

The report, funded by XsunX in response to market interest, was investigated and prepared by IBIS Associates, a management-consulting firm that specializes in assisting clients with business development decisions concerning materials based manufacturing technologies.

The report provides insight to the Levelized Cost of Electricity (LCOE), a metric by which electricity generation technologies are compared. This is an established basis for evaluating the cost of power generation methods taking into account those aspects of a technology's performance that directly impact power generation, efficiency, system cost, and reliability. The analysis compared the XsunX amorphous silicon ASI-120 module with a group of other solar technologies in a 1MW simulated installation in the Phoenix and Portland areas.

The IBIS study found cost and performance advantages in the use of the XsunX amorphous solar technology in contrast to conventional silicon wafer and three other commercialized TFPV technologies. As shown within the study, XsunX believes that its ASI-120 solar module, in large installations, can provide lower cost and superior performance to a marketplace seeking products that consistently and dependably deliver electricity over a wide range of environments.

"The study underscores the decisions we made to use amorphous silicon, and to pursue large, on-grid applications," stated XsunX CEO Tom Djokovich. "It is our business strategy to service the multi-mega watt solar farm installation market, working to deliver cost advantages. The study found that, if we chose to, we could market our products at well over $3 U.S.D. per watt and still provide operators of solar farms with substantive cost benefits relative to other technologies that claim to provide higher efficiencies," he added.

The report can be found on the XsunX web site at http://www.xsunx.com/product-intro.htm . XsunX and IBIS will be co-presenting the findings of the report at the Wire C 2008, Washington International Renewable Energy Conference, March 4 -6, Washington, DC.

About XsunX

Based in Aliso Viejo, Calif., XsunX is developing thin film photovoltaic (TFPV) amorphous silicon solar cell manufacturing processes to produce TFPV solar modules. The Company has begun to build a multi- megawatt TFPV solar module production facility in the United States to meet the growing demand for solar cell products used in large scale commercial projects, utility power fields, and other on-grid applications. XsunX plans to grow production capacities to over 100 megawatts in 2010 by executing a phased build-out of its manufacturing systems.

Contact:
For XsunX, Inc. Investor Relations
Tel: (888) 797-4527

For XsunX, Inc. Media Relations
Victoria Kaloper (949) 330-8065
Web site: www.XsunX.com

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About IBIS Associates

IBIS Associates, Inc. is a management-consulting firm that specializes in assisting clients with business development decisions concerning materials based manufacturing technologies. Founded in 1987 by professors and students of MIT's Materials Systems Laboratory, IBIS applies quantitative tools, methodologies and focused techno-economic skills to business development and operations solutions. The firm has worked on projects in nearly every Industrial sector, but has principle practices in the Automotive, Electronics, Alternative Energy, Specialty Chemical, and Biomedical Industries.

For more information on IBIS Associates; our experience, approach, or people please contact:

Alan C. Goodrich
Project Manager
IBIS Associates, Inc.
alan@ibisassociates.com
(P) 1.781.290.5387
www.ibisassociates.com

Safe Harbor Statement: Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.